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                        CONFIDENTIAL TREATMENT REQUESTED


                           DARK FIBER LEASE AGREEMENT

         THIS DARK FIBER LEASE AGREEMENT (the "AGREEMENT") is made and entered into as of this 21st day of November, 2001 (the "EFFECTIVE DATE"), by and between QWEST COMMUNICATIONS CORPORATION, a Delaware corporation ("QWEST"), and COGENT COMMUNICATIONS, INC., a Delaware corporation ("LESSEE").


                                    RECITALS:

         A. Qwest through ownership or other arrangement possesses the right to use and operate a fiber optic telecommunications network between various points in the United States (the "QWEST SYSTEM" or "QWEST NETWORK").

         B. Lessee desires to be granted a lease in certain optical fibers in particular segments of the Qwest System (the "SEGMENT"), which Segments will consist of both Lessee Fibers in Rings or Building Laterals (defined below) and are more particularly described on EXHIBIT A, and Qwest desires to grant Lessee a lease in such Lessee Fibers in the Segments, upon the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I.       DEFINITIONS

The following capitalized terms shall have the following meanings when used in this Agreement, unless explicitly stated to the contrary:

         "ACCEPTANCE" or "ACCEPTED" means the Delivery by Qwest and acceptance by Lessee of a Ring or Building Lateral, as set forth in Section 5.

         "ACCEPTANCE DATE" means the date on which a Ring or Building Lateral is Accepted pursuant to Section 5.

         "ACCEPTANCE PERIOD" is defined in Section 5.5.

         "AFFILIATE" means any person, which directly or indirectly controls or is controlled by, or is under common control with a party to this Agreement.

         "ALLOCABLE SHARES" means, for purposes of apportioning responsibility for costs, the ratio of the number of Lessee Fibers in a relevant Segment to the total number of Fibers in the same Segment. For example, if Lessee's interest in the relevant Segment is


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two (2) strands of fiber and there are a total of one hundred (100) strands of fiber in the relevant Segment, Lessee's Allocable Share is two (2) of one hundred (100) or two percent (2%).

         "ASSOCIATED PROPERTY" means tangible and intangible property needed for the use of Lessee's Fibers in a Segment, including but not limited to: (i) the associated conduit; (ii) Qwest's interests in the Underlying Rights; and (iii) access to Connecting Points. Associated Property excludes electronic or optronic equipment.

         "BUILDING LATERAL" means a Segment of Fiber from a building to a Ring on the Qwest Network.

         "BUILDING LATERAL FEE" is defined in Section 4.2.

         "CONNECTING POINTS" means the mutually agreed upon splice points in Qwest manholes, handholes, or fiber distribution panels which can be used to access Lessee's Fibers in the Qwest Network.

         "COSTS" means all actual, direct costs paid or payable in accordance with the established accounting procedures generally used by Qwest and which it utilizes in billing third parties for reimbursable projects which costs shall include the following: (i) internal labor, including wages and salaries, and benefits, and overhead allocable to such labor costs, and (ii) other direct costs and out-of-pocket expenses on a pass-through basis (e.g., equipment, materials, supplies, contract services, etc.).

         "CROSS-CONNECT PANEL" means the piece of equipment designated by Qwest in a Qwest POP at which Lessee's Fibers are terminated and at which location Lessee may have access to and interconnect with Lessee's Fibers through use of Local Distribution Facilities or other facilities acceptable to Qwest.

         "DELIVER" or "DELIVERY" of a Ring or Building Lateral means that the applicable Lessee Fibers are available for use at the applicable Qwest demarcation point.

         "DELIVERY DATE" is the date that Qwest Delivers the Lessee Fibers to Lessee.

         "DISCLOSING PARTY" is defined in Section 17.1 herein.

         "EFFECTIVE DATE" is defined in the first paragraph of this Agreement.

         "EXPECTED DELIVERY DATE" is the date that Qwest expects to Deliver the Lessee Fibers to Lessee pursuant to an Order.

         "FIBER(S)" means the Qwest strands of optical fiber in the Qwest
System.

         "IMPOSITIONS" means all taxes, fees, levies, imposts, duties, charges, contributions or withholdings of any nature (including, without limitation, gross receipts taxes and franchise, license and permit fees), together with any penalties, fines, or interest thereon arising out of the transactions contemplated by this Agreement and/or imposed upon


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either party hereto by any federal, state or local government or other public taxing authority of any country.

         "INSOLVENT" means the occurrence of any of the following events, whereby either party (i) becomes or is declared insolvent or bankrupt; (ii) is the subject of any judicial proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it; (iii) makes an assignment for the benefit of all or substantially all of its creditors; or (iv) enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations.

         "LEASE FEE" is defined in Section 4.1.

         "LESSEE FIBER(S)" means the Fiber in a Segment leased by Qwest to Lessee for the Lessee Fiber Term, in accordance with this Agreement.

         "LESSEE FIBER TERM" shall mean either a Lessee Ring Fiber Term or a Lessee Building Lateral Fiber Term.

         "LESSEE RING FIBER TERM" is defined in Section 3.2.

         "LESSEE BUILDING LATERAL FIBER TERM" is defined in Section 3.3.

         "LOCAL DISTRIBUTION FACILITIES" means those telecommunications transmission facilities that interconnect with the applicable Lessee Fibers at a Cross-Connect Panel and extend each Segment of the applicable Lessee Fiber to a location outside of the Qwest POP.

         "ORDER" means an order mutually agreed to between the Parties as set forth in Section 5 pursuant to which Lessee will lease a Ring or Building Lateral and/or Qwest will perform construction or splicing work.

         "ORDER DATE" means the date on which Qwest receives an Order under the procedures established pursuant to Section 5.

         "PLANNED SYSTEM WORK PERIOD" or "PSWP" means a prearranged period of time reserved for performing certain work on the Qwest Network that may potentially impact traffic. Generally, this will be restricted to weekends, avoiding the first and last weekend of each month and high-traffic weekends. The PSWP shall be agreed upon pursuant to EXHIBIT B.

         "POP" means the Qwest terminal facility (point of presence) where the Lessee Fibers are delivered to Lessee.

         "PROPRIETARY INFORMATION" is defined in Section 17.1 herein.

         "QWEST NETWORK" or "QWEST SYSTEM" means the fiber optic telecommunications network operated by Qwest in the United States, including at the election of Qwest such telecommunications capacity as Qwest may obtain from another network provider and



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integrate into its own network for purposes of providing services or leased fibers to Qwest's lessees. Although Qwest possesses telecommunications network facilities and capacity in locations other than the United States, such network facilities and capacity are not part of the Qwest Network for purposes of this Agreement.

         "RECIPIENT PARTY" is defined in Section 17.1 herein.

         "REGULATIONS" are defined in Section 20.1 herein.

         "RENEWAL RESPONSE" is defined in Section 3.4 herein.

         "RENEWAL TERM" is defined in Section 3.4 herein.

         "REQUEST" shall mean a written request by Lessee to Qwest to lease a Ring or Building Lateral or for Qwest to perform either construction or splicing work for Lessee.

         "RING" means a continuous loop of local network backbone Fiber in the Qwest Network.

         "ROUTE MILES" means the length of a Ring, as reasonably determined by Qwest.

         "SEGMENT" means particular Rings and/or Building Laterals of the Qwest System leased by Lessee.

         "TERM" is defined in Section 3.1 herein.

         "UNDERLYING RIGHTS" means certain rights of way, licenses, authorizations, easements, leases, fee interests, franchises and other agreements necessary for construction and operation of the Qwest Network in accordance with this Agreement. Underlying Rights shall expressly include, but not be limited to, Qwest's lease rights in a building location, any applicable rules to a building, and Qwest's private right of way from the manhole to the building point of entry at each location.

         "UNDERLYING RIGHTS REQUIREMENTS" means the requirements, restrictions, and/or limitations on the Fibers listed by Lessee, and safety, operational and other rules and regulations imposed in connection with the Underlying Rights.

2.       LEASE

         2.1 Subject to the terms and conditions set forth in this Agreement and upon Qwest's acceptance of an Order, Qwest hereby leases to Lessee, and Lessee hereby agrees to lease from Qwest the Rings and Building Laterals set forth in the applicable Order. Qwest further grants, and Lessee accepts, subject to the terms and conditions in this Agreement, the nonexclusive right of use of any necessary Associated Property.


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3.       TERM OF AGREEMENT; TERM, RENEWAL AND TERMINATION OF LESSEE FIBER.

         3.1 The term of this Agreement for lease (the "TERM") shall begin on the Effective Date and shall terminate upon the expiration of the final Lessee Fiber Term for Lessee Fibers leased under this Agreement.

         3.2 The term of any given Lessee Fibers in a Ring shall begin on the Acceptance Date for such Ring and shall terminate of the last day of the [*] calendar month following such Acceptance Date (each a "LESSEE RING FIBER TERM").

         3.3 The term of any given Lessee Fibers in a Building Lateral shall begin on the Acceptance Date for such Building Lateral and shall terminate of the last day of the [*] calendar month following such Acceptance Date (each a "LESSEE BUILDING LATERAL FIBER TERM").

         3.4 Lessee may notify Qwest of Lessee's desire to renew Lessee's lease to any Ring leased hereunder upon no less than [*] months notice before the expiration of the existing Lessee Ring Fiber Term. Within [*] days of Qwest's receipt of such notification, Qwest shall notify Lessee whether Qwest, in its reasonable discretion, has approved such request for renewal and, if applicable, the new term (the "RENEWAL TERM") and the applicable Lease Fee for such renewal ("RENEWAL RESPONSE"). If Qwest does not respond to Lessee within [*] days of Qwest's receipt of Lessee's notification, then the request shall be deemed rejected. Lessee shall notify Qwest within [*] days of Lessee's receipt of the Renewal Response whether Lessee desires to renew the applicable Ring subject to the terms in the Renewal Response. Pricing for Rings during a Renewal Term shall be [*]. The Renewal Response shall take precedence over any additional or different terms incorporated in Lessee's response to which notice of objection is hereby given. If Lessee accepts the Renewal Response, then the Lessee Ring Fiber Term and Lessee Fiber for such Ring shall be amended to incorporate the terms of such Renewal Response.

         3.5 Lessee shall be granted [*] month renewals to the initial Lessee Building Lateral Fiber Term for each Building Lateral ([*] a "RENEWAL TERM") upon receipt by Qwest of written notice from Lessee requesting [*] renewals. Lessee shall provide Qwest with written notice of Lessee's desire to renew Lessee's lease to any Building Lateral leased hereunder no less than [*] months before the expiration of the existing initial Lessee Fiber Term or the Renewal Term, if applicable. At the expiration of the [*] Renewal Term, Lessee may notify Qwest of Lessee's desire to renew Lessee's lease to the Building Lateral for an additional [*] month term upon no less than [*] months notice before the expiration of the existing Renewal Term. Within [*] days of Qwest's receipt of such notification, Qwest shall notify Lessee whether Lessee will be granted the additional Renewal Term. [*] Lessee shall not have any rights to perform maintenance of the Building Lateral unless mutually agreed between the Parties.

         3.6 At the expiration or termination of any applicable Product Order, the lease of the applicable Lessee Fibers shall immediately terminate unless renewed pursuant to


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the process set forth in Section 3.4 or 3.5. above, and all rights of Lessee to use the applicable Associated Property, or any part thereof, shall cease.

         3.7 Lessee may terminate its lease of a Ring after the Acceptance Date by providing Qwest prior written notice. The termination of the applicable lease shall be effective upon Lessee's Acceptance of Ring(s) with an equal or greater Lease Fee than the terminated Ring. Lessee shall be obligated to pay the terminated Lease Fee until the Acceptance by Lessee of the replacement Ring(s). Lessee can terminate a lease to a Building Lateral by providing Qwest with written notice. The termination of Lessee's lease to the applicable Building Lateral shall be effective sixty (60) days from the date that Qwest received Lessee written notice of termination. Qwest shall not have any obligation to refund any of the applicable Building Lateral Fee to Lessee.

4.       CONSIDERATION FOR LESSEE FIBERS

         4.1 In consideration of the lease of each Ring hereunder, Lessee shall pay to Qwest the stated monthly fee as set forth in EXHIBIT E (Pricing) for such Ring (the "LEASE FEE") for the term of Lessee Ring Fiber Term for such Ring. The Lease Fee shall be exclusive of maintenance costs for the Rings. Lessee shall commence making such payments with respect to each Ring upon the first business day of the first calendar month commencing [*]. The first Lease Fee payment shall include payment from the Acceptance Date to the last day of the month during which the Acceptance Date occurs, as well as payment for the first full month after the Acceptance Date. The Lease Fee for any partial month shall be prorated based on the number of days in that month. For the term of each Ring, Lessee shall also pay to Qwest an annual operation and maintenance charge, payable monthly, calculated at the rate of [*], which will begin to be applied to each Ring leased herein on the Acceptance Date thereof, and shall continue for the Lessee Ring Fiber Term associated with the Ring. The operations and maintenance fee shall also be prorated based on the number of days in any partial month.

         4.2 In consideration of the lease of each Building Lateral hereunder, Lessee shall pay to Qwest [*] (the "BUILDING LATERAL FEE"). For those Building Laterals not already identified on EXHIBIT A or added to EXHIBIT A subsequent to the execution of this Agreement, the parties shall determine whether a Building Lateral [*] in their commercially reasonable judgment. The Building Lateral Fee shall be exclusive of all maintenance costs for the Building Lateral. Payment of such Building Lateral Fee will allow Lessee to use of [*] Lessee Fibers in such Building Lateral. Lessee shall remit payment of [*] of the Building Lateral Fee to Qwest concurrent with placing the Order for such Building Lateral. Lessee shall pay Qwest the balance of the Building Lateral Fee no later than [*]calendar days after Lessee Accepts the Building Lateral for the term of each Building Lateral. Lessee shall also pay to Qwest an annual operation and maintenance charge, payable yearly, calculated at the rate of [*] to a connected Building Lateral, which will begin to be applied to each Building Lateral leased herein on the Acceptance Date. Lessee shall pay the annual operation and maintenance charge concurrent with the [*] balance payment upon Acceptance of the Building Lateral and on each anniversary of the Acceptance Date throughout the Lessee Building Lateral Fiber Term.


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         4.3 If Lessee fails to make any payment under this Agreement within five (5) business days of when due, such amount shall accrue interest from the date such payment is due until paid at a rate of [*] per annum or the maximum rate provided by law, whichever is less.

         4.4 The Parties agree that in order to receive the pricing set forth in EXHIBIT E, Lessee must place Orders for [*] Fiber Miles of Ring [*] months of the Effective Date, and place Orders for [*] Fiber Miles [*] months of the Effective Date. Qwest shall use commercially reasonable efforts to notify Lessee if Lessee has not placed Orders for enough Rings in sufficient time to meet the required minimums. Qwest's failure to notify Lessee shall not be deemed a breach of this Agreement and shall not effect Lessee's obligation to pay the minimum Lease Fee as set forth herein. If Lessee fails to place Orders for the minimum Fiber Mile requirement, then Qwest shall invoice Lessee for the deficiency in the Fiber Mile requirement at a rate of [*] per month times the number of Fiber Miles for which Lessee should have placed Orders to meet its minimum requirements. As Lessee Accepts additional Fiber Miles, Qwest shall reduce the [*] per month per Fiber Mile charge on a mile for mile basis until Lessee has met its Fiber Mile minimum requirement. (By way of example, if Lessee has a deficiency of 50 Fiber Miles and later Accepts an additional 25 Fiber Miles, Qwest shall reduce the deficiency charge by 25 Fiber Miles)

5.       ORDERS, DELIVERY AND ACCEPTANCE TESTING

         5.1 The initial Rings and Building Laterals available for lease by Lessee, subject to Qwest's acceptance of such request, shall be set forth on EXHIBIT A, which may be amended from time to time by Qwest to add (but not to subtract) Rings or Building Laterals. The list of Rings and Building Laterals that Lessee has leased from Qwest are set forth in EXHIBITS A1 and A2, respectively, which exhibits may be amended from time to time to reflect the actual Rings and Building Laterals so leased. The Parties acknowledge and agree that any Building Laterals ordered pursuant to this Agreement must connect to a Qwest Ring. Lessee will, from time to time, request to lease a Segment pursuant to the terms and conditions herein by providing Qwest with one or more written Request. Each such Request shall indicate Lessee's proposed Segments, the number of fibers, and the Qwest metropolitan market(s). Qwest shall respond to Lessee in writing within fifteen (15) business days of receiving such Request by either accepting or rejecting such Request in its commercially reasonable judgment. Any acceptance of a Request by Qwest shall include any specific conditions that may effect or impact Lessee's use of the Ordered Segment in a material way and the Expected Delivery Date. If Qwest does not respond to a Request within fifteen
(15) business days, then the Request shall be deemed rejected. Lessee shall respond to Qwest's response within fifteen (15) business days of receiving such response. Lessee shall have the option of continuing with the Request subject to the additional terms stated by Qwest or canceling the Request. [*] The Parties shall have the right but not the obligation to negotiate the terms of any Request. Once the Parties have mutually agreed upon the terms of a Request, then Lessee shall submit a written Order in a form reasonably requested by Qwest. The Order Date shall be the date on which Qwest receives the written Order.


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         5.2 Qwest shall use commercially reasonable efforts to Deliver any
Segment to Lessee by the estimated Delivery Date mutually agreed to by the Parties in the Order ("EXPECTED DELIVERY DATE"). If a Ring is not Delivered to Lessee within [*] days after the Expected Delivery Date, then Lessee may either terminate the Order for the applicable Ring or the Parties may negotiate a revised Expected Delivery Date. If a Ring is not Delivered to Lessee within [*] days after the Expected Delivery Date, then either Party may terminate the Product Order with no further obligations under the applicable Product Order. If either Party terminates an Order for a Ring pursuant to this Section, [*]. If a Building Lateral is not Delivered to Lessee within [*] days after the Expected Delivery Date, then Qwest shall pro rate the monthly Lease Fee for the Ring on which the applicable Building Lateral will connect equal to [*] of the Lease Fee for each day that Qwest is late in delivering the Building Lateral past the Expected Delivery Date plus [*] days. If a Building Lateral is not Delivered to Lessee within [*] days after the Expected Delivery Date, then Lessee may either revise the Expected Delivery Date subject to Qwest's approval or terminate the Order. In the event that Lessee terminates the Order for a Building Lateral pursuant to this Section, [*]. The pro rating of the monthly Lease Fee shall cease upon Qwest's Delivery of the Building Lateral to Lessee.

         5.3 Upon Delivery, the Lessee Fibers shall comply with the technical specifications set forth in EXHIBIT B hereto. Qwest shall test each Segment in accordance with the procedures specified in EXHIBIT B to verify that it is operating in accordance with the technical specifications in EXHIBIT B. Qwest shall provide Lessee with reasonable advance notice of the date and time of each applicable acceptance test so that Lessee shall have the right, but not the obligation, to have a person or persons present to observe the tests. Upon Lessee's request, Qwest shall promptly provide Lessee with a copy of the test results.

         5.4 In the event the results of any applicable acceptance test show that the Lessee Fibers are not operating in accordance with the applicable technical specifications in EXHIBIT B, Qwest shall promptly take action that is commercially reasonable to bring the Segment of the Lessee Fibers that is not operating within the applicable technical specifications into compliance with such standards. In no event shall the unavailability, incompatibility, delay in installation, or other impairment of any of Lessee's interconnection facilities including Lessee's suppliers (E.G., a local access telephone service provider) be used as a basis for rejecting any portion of the Fibers granted hereunder.

         5.5 Qwest will notify Lessee in writing when any applicable Segment of the Lessee Fibers has met the technical specifications in EXHIBIT B. Within twenty (20) days of receipt of such notice ("ACCEPTANCE PERIOD"), Lessee shall sign and deliver an Acceptance letter to Qwest acknowledging the Delivery of each Segment of Lessee Fibers in the System Route. By signing the Acceptance letter, Lessee acknowledges that each Segment of Lessee Fiber listed in the Acceptance letter complies with the applicable technical specifications. The date of such signing shall become the Acceptance Date. If Lessee determines that any Segment of Lessee Fiber does not comply with the technical specifications, it shall notify Qwest in writing within the Acceptance Period. Such notice shall specify in detail how the applicable Segment of Lessee Fiber does not conform. If


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Lessee fails to provide such notice within the Acceptance Period, or if the notice does not provide reasonable specificity, Lessee is deemed to have Accepted the applicable leased Fiber Segments on the expiration of the Acceptance Period, which shall then become the Acceptance Date. [*].

         5.6 If Lessee requests Fibers in a Building Lateral identified on EXHIBIT A, and such requested Fibers are not available due to unavailability of Fibers in such Building Lateral, Lessee may submit a Request that Qwest pull an additional fiber bundle through the existing conduit, or to use another of Qwest's building conduits, if available ("WORK REQUEST"). The Parties will follow the Request and Order process set forth above in Section 5.1. If Qwest accepts the Work Request, then the Parties shall negotiate in good faith the terms and conditions for such work and any credits for Lessee for the sale or lease of Fibers from the fiber bundle so installed that are not taken by Lessee. Qwest shall not be under any obligation to perform such construction work for Lessee unless set forth in a written Order.

         5.7 Lessee shall at all times be entitled to install fiber optic cable to any buildings not set forth on EXHIBIT A at its own cost and expense, provided that Lessee shall comply with applicable standards and parameters set forth in this Agreement. Lessee may submit a Request that Qwest provide Connecting Points to such laterals in accordance with EXHIBIT C hereto. The Parties will follow the Request and Order process set forth above in Section
5.1. If Qwest accepts an Order under this Section, then Qwest shall use commercially reasonable efforts to provide access to Connecting Points subject to the terms and conditions set forth in EXHIBIT C hereto. Qwest shall not be under any obligation to provide Connecting Points unless set forth in a written Order.

6.       OPERATIONS AND MAINTENANCE

         6.1 The lease of the Lessee Fibers does not provide Lessee with the right to physically access, encumber or to use the Qwest Network except as expressly set forth herein. The Lessee Fibers are subject to and provisioned in accordance with the technical specifications in Sections 1-3 of EXHIBIT B hereto, which may be modified from time to time subject to the standards and practices of the industry. Qwest shall provide Lessee with annual notice of any changes to the technical specifications set forth in EXHIBIT B, but in no event shall Qwest's failure to provide such notice be deemed an Event of Default.

         6.2 Qwest will use commercially reasonable efforts to operate and maintain the Lessee Fibers in accordance with the operations and maintenance specifications and procedures in Section 4 of EXHIBIT B hereto. However, the operations and maintenance requirements herein do not ensure that the Lessee Fibers will perform in accordance with the technical specifications in EXHIBIT B following the Effective Date.

         6.3 This Agreement does not obligate Qwest to supply to Lessee any optical or electrical equipment, or other facilities, including without limitation, generators, batteries, air conditioners, fire protection equipment, monitoring equipment and testing


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equipment, all of which are the sole responsibility of Lessee. Qwest is not responsible for performing any work other than as specifically set forth in this Agreement.

7.       PERMITS; UNDERLYING RIGHTS; RELOCATION

         7.1 Qwest has obtained, or will obtain prior to the relevant Effective Date, the Underlying Rights, at Qwest's sole cost and expense, for the construction, operation and maintenance of the Lessee Fibers. The lease of the Fibers is subject and subordinate to the terms of the Underlying Rights, including, but not limited to, covenants, conditions, restrictions, easements, reversionary interests, bonds, mortgages and indentures, and other matters, whether or not of record, and to the rights of tenants and licensees in possession. The lease of the Fibers is further subject and subordinate to the prior right of the grantor of the Underlying Rights to use the right of way for other business activities, including railroad operations, telecommunications uses, pipeline operations or any other purposes, and to the prior right of Qwest to use its rights granted under the Underlying Rights. The rights granted herein are expressly made subject and subordinate to each and every limitation, restriction or reservation affecting the Underlying Rights. Nothing herein shall be construed as to be a representation, warranty or covenant of Qwest's right, title or interest with respect to the right of way or the Underlying Rights.

         7.2 Upon the expiration or other termination of an Underlying Right that is necessary in order to grant, continue or maintain the Lessee Fibers hereunder, Qwest shall be responsible either to renew such Underlying Right or to obtain an alternate right of way at no cost to Lessee. In the event Qwest loses an Underlying Right during a Lessee Fiber Term or needs such Underlying Right in order to grant a Renewal Term to Lessee, and Qwest requests assistance by Lessee in obtaining such Underlying Right, Lessee agrees to use commercially reasonable efforts to assist Qwest in obtaining such Underlying Right (I.E., assisting Qwest in gaining access to a building for which Lessee has obtained access rights). If at any time during the Term a federal, state or local government authority or agency seeks to impose any new, material Underlying Right on the Lessee Fibers above and beyond current charges, Lessee shall be responsible for paying its Allocable Share of such new charges to Qwest.

         7.3 If Qwest is required to relocate any part of the Qwest Network during a Lessee Fiber Term, including any of the facilities used or required in providing the Lessee Fibers, Qwest shall reasonably determine the extent of, the timing of, and methods to be used for such relocation; provided that any such relocation shall be constructed and tested in accordance with the specifications set forth in EXHIBIT B, and incorporate Fiber meeting the specifications of the original leased Lessee Fiber. Qwest shall bear the costs of such relocation.

         7.4 Qwest shall deliver to Lessee updated as built drawings with respect to the relocated Segment within ninety (90) days following the completion of such relocation.

         7.5 In the event of a relocation, Qwest may, at its sole discretion, route the Lessee Fibers through additional terminal, end link, POP or regeneration facilities that are not required under this Section 7, in which
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additional Costs and expenses associated with those additional, non-required facilities only.

         7.6 Relocation pursuant to this Section shall not effect the applicable Lessee Fiber Term.

8.       ACCESS TO QWEST POPS

         8.1 Lessee and its designees (such as local telecommunications providers) shall have access to each Qwest POP specified in EXHIBIT A (if any are specified) for the purposes of interconnecting with each granted Segment of Lessee Fiber. Such access and interconnection shall be subject to the access and interconnection standards and procedures regularly established by Qwest, as modified by it from time to time.

9.       USE OF QWEST NETWORK

         9.1 Lessee represents and warrants that the use of the Lessee Fibers by its customers or end users shall comply with all applicable laws, ordinances, rules, regulations and restrictions, and will be used for interstate purposes only.

         9.2 This Agreement grants no right to Lessee to use any element of the Qwest Network other than the right to use the Lessee Fibers and Associated Property pursuant to the terms hereof. Qwest shall not cause or permit any of Lessee's rights under this Agreement or any Lessee equipment connected to any leased Segment to become subject to any mechanic's, materialmen's, or vendor's lien, or any similar lien. Lessee shall keep any and all of the Qwest Network, including the Lessee Fibers, free from any liens, rights or claims of any third party attributable to Lessee or its use of the Qwest Network.

         9.3 Lessee shall be responsible for the configuration and operation of Lessee's network using the Lessee Fibers, including the provisioning of all Local Distribution Facilities, interconnection facilities, network equipment, testing equipment and procedures, maintenance (other than maintenance of the Lessee Fibers or any portion of the Qwest Network), and other facilities or actions necessary to use the Lessee Fibers. Local Distribution Facilities shall be separately acquired by Lessee and may be provided by a local telephone company or other third party, and must comply with Qwest's applicable engineering and operations requirements. Local Distribution Facilities are not part of the Lessee Fibers, and Lessee's Acceptance of each Segment hereunder may not be conditioned upon the availability of such Local Distribution Facilities. Lessee shall conduct all operations and use of the Lessee Fibers in a manner that does not interfere with the Qwest Network or the use thereof by Qwest or any other customer of Qwest. Lessee shall comply at all times with Qwest's operating procedures and interconnection requirements.

         9.4 Lessee shall hold Qwest harmless to Lessee's customers and limit the liability of Lessee for interruptions, failures, or degradation of service to the charges received by Lessee for such service.


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         9.5 Lessee and Qwest agree to cooperate and support each other in complying with any requirements applicable to their respective rights and obligations in this Agreement imposed by any governmental agency, regulatory agency or authority.

10.      INDEMNIFICATION

         10.1     [*]:

                        (a)      [*];

                        (b)      [*];

                        (c)      [*]; and

                        (d)      [*].

         10.2     [*]:

                  (a)      [*];

                  (b)      [*]; or

                  (c)      [*].

         10.3 Nothing contained herein shall operate as a limitation on either party's right to bring an action for damages against any third party, such damages to include, but not be limited to, direct, indirect, special, consequential or punitive damages, based on any acts or omissions of a third party that may affect Qwest or Lessee, as the case may be.

11.      LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

         11.1 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, RELIANCE OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR A PARTY WAS NOTIFIED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

         11.2 LESSEE ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, QWEST MAKES NO WARRANTY REPRESENTATION OR INDEMNITY WITH RESPECT TO THE LEASED FIBERS, THE QWEST NETWORK, THE ASSOCIATED PROPERTY AND SERVICES, THE FACILITIES, OR ANY WORK PERFORMED UNDER THIS AGREEMENT, INCLUDING ANY AND ALL WARRANTIES, IMPLIED OR EXPRESS, OF DESIGN, MERCHANTABILITY, NONINFRINGEMENT OF A THIRD PARTY'S RIGHTS, OR FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE, AND CUSTOMER HEREBY EXPRESSLY WAIVES AND DISCLAIMS ALL SUCH WARRANTIES,

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REPRESENTATIONS AND INDEMNITIES. THE WARRANTIES SET FORTH IN THIS AGREEMENT
CONSTITUTE THE ONLY WARRANTIES MADE BY QWEST TO CUSTOMER WITH RESPECT TO THIS AGREEMENT AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES MADE BY QWEST TO CUSTOMER WITH RESPECT TO THIS AGREEMENT AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

         11.3 IN NO EVENT SHALL EITHER PARTY'S THE CUMULATIVE LIABILITY UNDER THIS AGREEMENT EXCEED [*] TO THE EXTENT ALLOWED BY LAW.

12.      INSURANCE

         12.1 Lessee shall at all times during the term of this Agreement, at its own cost and expense, carry and maintain the insurance coverage listed below with insurers having a minimum "Best's" rating of A VII. Lessee shall require its subcontractors and agents to maintain the same insurance.

               (a) Commercial General Liability insurance covering claims for bodily injury, death, personal injury or property damage (including loss of use) occurring or arising out of the license, use or occupancy of any premises in connection with this Agreement by Lessee, including coverage for premises-operation, products/completed operations and contractual liability with respect to the liability assumed by Lessee hereunder. The limits of insurance shall not be less than:

               Each Occurrence                       [*]
               a)                                    General Aggregate      [*]

               Products/Completed Operations         [*]
               Personal & Advertising Injury         [*]

               (b) Workers' Compensation insurance with statutory limits as required in the state(s) of operation; and providing coverage for any employee entering onto any premises in connection with this Agreement, even if not required by statute. Employer's Liability or "Stop Gap" insurance with limits of not less than [*] each accident.

               (c) Comprehensive Automobile Liability insurance covering the ownership, operation and maintenance of all owned, non-owned and hired motor vehicles used in connection with this Agreement, with limits of at least [*] per occurrence for bodily injury and property damage.

               (d) Any other insurance coverage specifically required of such party pursuant to Qwest's right of way agreements with railroads and other third parties.

         12.2 The insurance limits required herein may be obtained through any combination of primary and excess or umbrella liability insurance. Self-insurance can be


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utilized for a retention of up to [*]. Lessee shall forward to Qwest certificate(s) of such insurance upon execution of this Agreement and upon any renewal of such insurance during the Term. The certificate(s) shall provide that
(i) Qwest Communications Corp. (and its participating affiliates) be named as additional insured as their interest may appear with respects this Agreement;
(ii) at least thirty (30) days prior written notice of cancellation, material change or exclusion to any required policy shall be given to Qwest; (iii) coverage is primary and not excess of, or contributory with, any other valid and collectible insurance purchased or maintained by Qwest.

13.      PAYMENT

         13.1 Other than the monthly payments due pursuant to Section 4 herein, all other payments due hereunder, if any, shall be due thirty (30) days after the date of receipt of the invoice by Lessee. If any amount due under this Agreement is not received by its respective due date, such amount shall accrue interest as provided in Section 4. All disputes or requests for billing adjustments must be submitted in writing by the due date and submitted with payment of all undisputed amounts due. Any amounts which are determined by Qwest to be in error or not in compliance with Agreement shall be adjusted on the next month's invoice. Disputes shall not be cause for Lessee to delay payment of the undisputed balance to Qwest according to the terms outlined in this Section, and shall be addressed pursuant to Section 21 if not otherwise resolved by the parties. Invoices submitted to Lessee by Qwest shall conform to Qwest's standard billing format and content, as modified by Qwest from time to time.

         13.2 Either party may offset any amounts not paid when due from any amounts that such party owes to the other party under any other agreements between the parties.

14.      CHARACTERIZATION OF TRANSACTION

         14.1 The parties intend that the lease of the Fibers granted in this Agreement does not provide Lessee with any ownership or other possessory interests in any real property, conduit, fiber, or equipment pertaining to the Associated Property, the Qwest Network, or along the System Route of the Qwest Network. Further, it is not the intention of the parties to create a loan or other financing arrangement between the parties.

15.      TAXES, FEES AND OTHER GOVERNMENTAL IMPOSITIONS

         15.1 Qwest is responsible for Impositions with respect to the construction or operation of the Qwest Network which are (a) imposed or assessed prior to the Effective Date; or (b) imposed or assessed in exchange for the approval of the original construction of the Qwest Network.

         15.2 Except as set forth in Section 15.1 herein, each party shall be responsible for paying any and all Impositions accessed against such party by any authorized governmental tax authority. The parties agree that they will cooperate with each other and coordinate their mutual efforts concerning audits, or other such inquiries, filings,


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reports, etc., as may relate solely to the activities or transactions arising from or under this Agreement, which originate from an authorized governmental tax authority.

16.      NOTICE

         16.1 Unless otherwise provided herein, all notices and communications concerning this Agreement shall be in writing and addressed to the other party as follows:

         If to Qwest:           Qwest Communications Corporation
                                Attention:  QwestLink PMO Director
                                1670 Broadway, 26th Floor
                                Denver, Colorado 80202
                                Telephone No.:  (303) 992-1400
                                Facsimile No.:  (303) 992-7162

         with a copy to:        Qwest Communications Corporation
                                Attention:  Vice President & General Counsel
                                1801 California, Suite 3800
                                Denver, Colorado  80202
                                Telephone No.:  (303) 992-1400
                                Facsimile No.:  (303) 295-6973

         If to Lessee:          Cogent Communications, Inc.
                                Attention:  CFO
                                1015 31st Street, NW
                                Washington, DC 20007
                                Telephone No.:  (202) 295-4200
                                Facsimile No.:  (202) 338-8798

         with a copy to:        Cogent Communications, Inc.
                                Attention:  Vice President & General Counsel
                                1015 31st Street, NW
                                Washington, DC 20007
                                Telephone No.:  (202) 295-4200
                                Facsimile No.:  (202) 338-8798

or at such other address as either party may designate from time to time in writing to the other party.

         16.2 Unless otherwise provided herein, notices shall be delivered by hand, registered or certified U.S. mail (postage prepaid), by commercial overnight delivery service, or by facsimile. Notices shall be deemed delivered upon receipt if delivered by hand (if acknowledgment of receipt is obtained), upon confirmation if delivered by facsimile, one (1) day after delivery if sent by overnight delivery service, or three (3) days after deposit in the mail when sent by U.S. mail.

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17.      CONFIDENTIALITY

         17.1 Qwest and Lessee agree that if either party (the "DISCLOSING PARTY") provides confidential or proprietary, non-public information ("PROPRIETARY INFORMATION") to the other party (the "RECIPIENT PARTY"), such Proprietary Information shall be held in confidence, and the Recipient Party shall afford Proprietary Information the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party. This Agreement, including its existence and all of the terms, conditions and provisions, constitutes Proprietary Information. All information disclosed by either party to the other in connection with or pursuant to this Agreement shall also be deemed to be Proprietary Information, provided that written information is clearly marked in a conspicuous place as confidential or proprietary, and verbal information is indicated as being confidential or proprietary when given or promptly confirmed in writing as such thereafter. All Proprietary Information, unless otherwise specified in writing, shall remain the property of the Disclosing Party, shall be used by the Recipient Party only for its intended purpose. All Proprietary Information, including all copies thereof, shall be returned to the Disclosing Party or destroyed after the Recipient Party's need for it has expired or upon the request of the Disclosing Party. Proprietary Information shall not be reproduced except to the extent necessary to accomplish the purpose and intent of this Agreement, or as otherwise may be permitted in writing by the Disclosing Party.

         17.2 The foregoing provisions of Section 17.1 shall not apply to any Proprietary Information which: (i) becomes publicly available other than through disclosure by the Recipient Party; (ii) is required to be disclosed by law, rule or regulation, or by court order; (iii) is independently developed by the Recipient Party; (iv) becomes available to the Recipient Party without restriction from a third party; or (v) becomes relevant to the settlement of any dispute or enforcement of either party's rights under this Agreement in accordance with its terms and conditions. If any Proprietary Information is required to be disclosed pursuant to this Section, the party required to make such disclosure shall immediately inform the other party of the requirements of such disclosure and take all reasonable protective measures to preserve the confidentiality of such Proprietary Information as fully as possible in the context of such permitted disclosure.

         17.3 Notwithstanding Sections 17.1 and 17.2, either party may disclose Proprietary Information to its employees or agents, its legal, financial, and accounting advisors, and to its lenders with a need to know such Proprietary Information, provided that the Disclosing Party notifies any recipient of its confidential and proprietary nature and obtains, in advance, an agreement in writing from the recipient to be bound by the non-disclosure obligations of this Section.

         17.4 The provisions of this Section 17 shall survive for a period of two (2) years from the date of the expiration or termination of this Agreement.

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18.      DEFAULT

         18.1 A party shall be in default under the Agreement upon the occurrence of an Event of Default. The defaulting party shall have thirty (30) days after the non-defaulting party gives written notice of default to the defaulting party to cure the default (unless the default is cured or waived in writing by the non-defaulting party within the thirty (30) day period). However, in such cases where a default cannot be cured within the thirty (30) day period by the exercise of diligent, commercially reasonable effort, the party in default must cure the default within ninety (90) days after the non-defaulting party gives its notice. Notwithstanding the preceding provisions, if the default is for Lessee's non-payment of any amount due under Section 4 of this Agreement, the Lessee shall have five (5) days from the date a payment is due to cure the default, and in cases of such payment default Qwest is not required to send a written notice of default to Lessee.

         18.2 Events of Default shall mean the following: (i) failure to make any payment when due; (ii) breach of any material provision not cured within the applicable cure period; or (iii) either party is or becomes Insolvent.

         18.3 In addition to the specific remedies provided in this Agreement, upon giving notice of default, the non-defaulting party may: (i) take any action it determines to be necessary to correct the default; and (ii) pursue any other legal or equitable remedies it may have under applicable law that are consistent with the terms of this Agreement.

19.      TERMINATION

         19.1 Qwest may terminate this Agreement upon the failure of Lessee to cure an Event of Default before the expiration of the applicable cure period, if any, as required by Section 18. In the event that Qwest terminates this Agreement due to an uncured Event of Default by Lessee, all monthly Lease Fee payments for the remainder of the Lessee Fiber Term for such Ring or Building Lateral shall become immediately due and payable. In the event either party fails to cure an Event of Default within the applicable cure period, the aggrieved party may pursue any legal or equitable remedy available to it under applicable law, subject to the dispute resolution provisions herein.

         19.2 Upon the expiration or termination of this Agreement, all rights of Lessee to use the Qwest System, the Fibers, the Associated Property or any part thereof shall cease. Promptly thereupon, Lessee shall remove all of Lessee's electronics, equipment, and other Lessee property from Qwest facilities at its sole cost, under Qwest's supervision. Upon termination or expiration of this Agreement, each party shall return all of the other party's Confidential Information in its possession or control.

         19.3 The defined terms and the rights and obligations set forth in the following sections shall survive the termination or expiration of the Agreement:
10 (Indemnification), 11 (Limitation of Liability, Disclaimer of Warranties), 17 (Confidentiality), 21 (Arbitration), 22 (Waiver), 23 (Governing Law), 24 (Rules of Construction), 26 (Publicity), 28 (No Personal Liability), 30 (No Third Beneficiaries), 31 (Severability), 33 (Entire Agreement; Amendment).


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20.      FORCE MAJEURE

         20.1 Neither party shall be in default under this Agreement if its failure to perform is caused by any of the following conditions: act of God; fire; flood; fiber cut; power outages; material shortages or unavailability or other delay in delivery not resulting from the responsible party's failure to timely place orders; lack of or delay in transportation; government codes, ordinances, laws, rules, regulations, orders approvals or restrictions (collectively, "REGULATIONS"); war or civil disorder; labor unrest or strike; or any other cause beyond the commercially reasonable control of the effected party; provided the condition giving rise to such claim for relief under this Section was not due to the actions of the party claiming relief under this Section. The party claiming relief under this Section shall promptly notify the other in writing of the existence of the event relied upon and the cessation or termination of that event. For the duration of any valid force majeure event, the performance of the effected party shall be excused.

21.      ARBITRATION

         21.1 Either party shall notify the other in writing upon the existence of any dispute pertaining to this Agreement. The parties agree to work in good faith to resolve the dispute during the thirty (30) day period after the written notice is delivered. If the parties are unable to reach a settlement of the dispute within the thirty (30) day period, either party may file a demand for arbitration in the offices of the American Arbitration Association. The arbitration shall take place in New York, New York. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the demand for arbitration is filed. If the parties are unable to agree on a single arbitrator within thirty
(30) days from the commencement of arbitration, each party shall select an arbitrator and the two (2) arbitrators shall promptly select a third neutral arbitrator, the three of whom shall serve as an arbitration panel. The decision of the arbitrator(s) shall be final and binding upon the parties and shall include written findings of law and fact. Any award issued by the arbitrator(s) may be reduced to a judgment and entered in a court of competent jurisdiction. Each party shall bear its own fees and costs in connection with the arbitration, except for the fees and expenses of the arbitrator(s), which shall be borne equally by the parties.

         21.2 The obligation to arbitrate shall not be binding upon any party with respect to requests for preliminary injunctions, temporary restraining orders or other similar temporary procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute. It is not the intention of the parties that such injunctive procedures shall be in lieu of, or cause substantial delay to, any arbitration proceeding commenced under Section 21.1 above.

22.      WAIVER

         22.1 The failure of either party to enforce any provision of this Agreement, or the waiver of any provision, shall not be construed as a general
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on its part of any such provision, but the same shall nevertheless be and remain in full force and effect. A waiver of any provision of this Agreement is only valid if given in writing executed by an authorized representative of the waiving party.

23.      GOVERNING LAW

         23.1 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without reference to choice of law principles.

24.      RULES OF CONSTRUCTION

         24.1 The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

         24.2 Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

         24.3 Except as set forth to the contrary herein, any right or remedy of Lessee or Qwest shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

         24.4 This Agreement has been fully negotiated between and jointly drafted by the parties, each of whom had full opportunity to consult with counsel before execution.

         24.5 In the event of a conflict between the provisions of this Agreement and those of any Exhibit, the provisions of this Agreement shall prevail and such Exhibit shall be corrected accordingly.

         24.6 All actions, activities, consents, approvals and other undertakings of the parties in this Agreement shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Section the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

25.      REPRESENTATIONS

         25.1     Each party represents that:

               (a) It has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;


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               (b) This Agreement constitutes a legal, valid and binding
          obligation enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles; and

               (c) At the time of execution, this Agreement does not violate any applicable existing state, federal, city or county law.

26.      PUBLICITY, NAME AND MARKS.

         26.1 Notwithstanding the foregoing, no publicity regarding the existence and/or terms of this Agreement may occur without Qwest's prior express written consent, and such written consent, if granted, may be granted only by Qwest's Senior Vice President of Corporate Communications. The content and timing of any press releases and all other publicity regarding the subject matter of this Agreement or Lessee's relationship with Qwest, if authorized, shall be mutually agreed upon by the parties in advance. Notwithstanding anything to the contrary, Lessee may not make any disclosure to any other person (other than to those Lessee's representatives or agents who have a need to know such information and who agree to maintain the confidentiality thereof), or any public announcement regarding this Agreement or any relation between Lessee and Qwest, without Qwest's prior written consent, which consent shall not be unreasonably withheld. In addition, neither Party shall use any trademark, service mark, brand name, copyright, patent, or any other intellectual property of the other Party or its respective Affiliates without the other Party's prior written consent and (a) in the case of Qwest, with the prior written consent of the Senior Vice President of Corporate Communications; or (b) in the case of Lessee, with the prior written consent of its General Counsel.

27.      ASSIGNMENT

         27.1 This Agreement shall be binding on each party and its respective Affiliates, successors, and assigns. Neither party shall assign, sell or transfer this Agreement or the right to lease the leased Fiber hereunder, whether by operation of law or otherwise, [*]. Notwithstanding the foregoing, an assigning party may assign or transfer all of its rights and obligations under this Agreement to any partnership, corporation or other entity which controls, is controlled by, or is under common control with the assigning party or its parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, or the power to direct the management of, the relevant entity) or to any partnership, corporation or other entity resulting from a merger or consolidation with the assigning party or its parent, or to any person or entity which acquires substantially all the assets of the assigning party as a going concern. Any attempted assignment in violation hereof shall be null and void.

28.      NO PERSONAL LIABILITY

         28.1 Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate or limited liability


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company assets of such party. No party shall seek to pierce the corporate or limited liability company veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party.

29.      RELATIONSHIP OF THE PARTIES

         29.1 The relationship between Lessee and Qwest shall not be that of partners, agents, or joint venturers. Nothing in this Agreement shall be deemed to constitute a partnership or agency agreement between the parties for any purposes, including but not limited to federal income tax purposes. Lessee and Qwest, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

30.      NO THIRD PARTY BENEFICIARIES

         30.1 This Agreement does not provide and is not intended to provide any third party beneficiaries, including but not limited to Lessee's end users or customers, with any remedy, claim, reimbursement, cause of action or other right or privilege.

31.      SEVERABILITY

         31.1 If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

32.      COUNTERPARTS

         32.1 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

33.      ENTIRE AGREEMENT; AMENDMENT

         33.1 This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect.

         33.2 The Appendices and Exhibits referred to herein are integral parts hereof and are made a part of this Agreement.

         33.3 This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party.


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In confirmation of their consent and agreement to the terms and conditions contained in this Agreement and intending to be legally bound hereby, the parties have executed this Agreement as of the date first above written.

                            (2)  QWEST COMMUNICATIONS CORPORATION

                  By:__________________________________________
                  Name:  _______________________________________
                  Title:    _______________________________________

                                 (a)  LESSEE:  COGENT
                                 COMMUNICATIONS, INC.

                  By:__________________________________________
                  Name:  _______________________________________
                  Title:    _______________________________________




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List of Exhibits:

o  Exhibit A:     List of Rings and Building Laterals Available in Qwest Network

o  Exhibit A-1:   Description of System Route in Qwest Network for Rings

o  Exhibit A-2:   Description of System Route in Qwest Network for Building
                  Laterals

o  Exhibit B:     Technical Specifications

o  Exhibit C:     Additional Terms and Conditions

o  Exhibit D:     Technical Specifications Lucent Technologies

o  Exhibit E:     Pricing

THIS AGREEMENT INCLUDES METRO FIBERS AND LATERALS AND THUS ALL EXHIBITS ARE APPLICABLE.



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                                    EXHIBIT A

                     B.           QWEST METRO NETWORK


                                       [*]

                    [19 pages describing Qwest Metro Network]



                                       A2-1

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                                   EXHIBIT B:

                            TECHNICAL SPECIFICATIONS

                                       [*]

               [11 pages describing the technical specifications]






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                                   EXHIBIT C:

                                   (i) ADDITIONAL TERMS AND CONDITIONS

The following provisions shall be a part of the Agreement only if Qwest has specifically designated in EXHIBIT A hereto that any Segment the leased Fibers in the System Route is part of a Qwest metropolitan dark fiber optic telecommunications network. The additional provisions of this Exhibit apply only to that portion of the leased Fibers that are contained within in a Qwest-designated metropolitan dark fiber optic telecommunication network. The provisions of this Exhibit do not apply to any other leased Fiber Segments, including, but not limited to long haul or local access Segments.

1.       ADDITIONAL DOCUMENTATION

         1.1 Qwest shall provide Lessee with the following documentation within ninety (90) days of the applicable Acceptance Date

                  (a) Technical specifications of the fiber cable and associated splices and other equipment placed in the Qwest Network along the System Route relevant to the Leased Fibers;

                  (b) a copy of the test results of the Leased Fibers

                  (c) System route drawings

2.       CONNECTING POINTS

         2.1 Qwest shall provide Lessee with access to the Lessee Fibers at the Connecting Points set forth in an Order. All connections shall be performed by Qwest, in accordance with Qwest's applicable specifications and operating procedures.

         2.2 Subject to all applicable Underlying Rights Requirements, Qwest shall provide Lessee with reasonable access to the Connecting Points set forth in an Order, but only if accompanied by a Qwest representative(s) in accordance with Qwest's standard operating procedures. Lessee shall pay Qwest's Costs for providing such representative(s).

         2.3 Neither Qwest nor Lessee shall have any limitations on the types of electronics or technologies employed to use the Leased Fiber; however, Lessee's electronics or technologies must comply with Qwest safety procedures and shall not interfere with the Qwest Network.

         2.4 In placing a Request, Lessee shall submit the Request for any connection at least ninety (90) days in advance of the date needed by Lessee. The Parties must agree to an Order before provisioning may begin. Upon Qwest approval, any construction work will be restricted to a Planned System Work Period, unless otherwise agreed to in writing. The [*] of such additional connections will fully be paid by Lessee. Lessee shall pay Qwest's Costs for each additional connection within thirty (30) days of the date of Qwest's invoice and as provided in Section 4 of the Agreement. It is the responsibility of Lessee to obtain all governmental and



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other approvals and consents necessary for the delivery of the leased Fibers to any additional Connecting Point.

3.       LIMITED PASS-THROUGH FIBER WARRANTY

         3.1 Beginning on the Effective Date, and ending twelve (12) months thereafter, Qwest warrants that, except for those items that are supplied or specified by Lessee, at the time of Delivery the Lessee Fibers complies with the specifications set forth in EXHIBIT D. If within twelve (12) months following the Effective Date, the Lessee Fibers do not meet the warranty described above, Lessee shall notify Qwest in writing. Upon receipt of written notice from Lessee, Qwest will inspect the subject leased Fiber to confirm any alleged defect(s) and take commercially reasonable steps to correct such defects.

         3.2 Qwest will pass through to Lessee all manufacturers' warranties that pertain to the leased Fibers to the extent that they are transferable. Qwest's liability to Lessee under the manufacturers' warranty shall not exceed the terms, conditions and scope of the manufacturer's warranty and shall not exceed the terms and conditions of the Agreement. In addition to the limitation of liability set forth in Section 11 of the Agreement, in no event shall Qwest be liable to Lessee for any direct, exemplary, special, consequential or punitive damages, including but not limited to, lost profits or the cost of providing alternative service.

         3.3 Lessee's sole and exclusive remedy for breach of the warranty mentioned in the preceding paragraph shall be repair and/or replacement of the portions of the Lessee Fibers found to be defective, but only if such repairs and/or replacement are approved by the manufacturer of the fiber pursuant to the manufacturer's warranty.





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                                   EXHIBIT D:

                                      (ii) FIBER SPECIFICATIONS

                                       [*]

                   [12 pages describing fiber specifications]





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                                    EXHIBIT E

                                     PRICING

                                       [*]

                           [1 page describing pricing]